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Exhibit 99.1


Dragon International Group Completes $1.5 Million Financing

NINGBO, CHINA--(MARKET WIRE)--March 6, 2007 -- Dragon International Group Corp. (OTC BB:DRGG.OB - News), a manufacturer and distributor of specialty paper products and packaging materials in China, announced today it has completed a $1.5 million financing. The Company's financing, completed with nine accredited investors, was in the form of a unit of its securities consisting of Common Stock purchased at a price of $.09 per share, coupled with one Class A Common Stock Purchase Warrant to purchase shares of common stock at $.125 per share and one-half Class B Common Stock Purchase Warrant to purchase shares of common stock at $.15 per share for each share of Common stock purchased. Both warrants are exercisable for a term of five years.

The Company, which generated approximately US$18.4 million in revenues in its fiscal 2006 ending in June, intends to use the proceeds to support its expanded business operations, including the completion of its recently announced acquisition of a 51% ownership interest of Wellton International Fiber Corp. which it expects to close in March. Wellton International Fiber Corp.acts as an agent for the sale and distribution of pulp paper, waste paper and related products in China. Wellton generated approximately US$18.5 million in revenues with over US$1 million in net income in calendar 2006 on an un-audited basis.

Mr. David Wu, CEO and Chairman of Dragon International Group, stated, "This injection of investment capital will serve to support our expanded operations as a result of our recent business acquisitions. We feel confident this investment capital will help fuel our continued expansion. We will continue in our mission to become a leader in the production and distribution of specialty packaging in China. We believe as a result of this injection of working capital, Dragon is poised to grow our business substantially in our continuing effort to enhance the value of our company for its shareholders."

About Dragon International Group Corporation

Dragon International Group Corp. (OTC BB:DRGG.OB - News) is one of China's manufacturers and distributors of specialty paper products and packaging materials. Dragon is operating as a manufacturer and distributor of paper and integrated packaging paper products. Dragon has a distribution network covering east and central China. Dragon and its subsidiaries have cultivated strategic relationships with several of the world's largest and well-known manufacturers of paper and specialty packaging products. For more information, please visit http://www.drgg.net.

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements, including the Company's ability to obtain sufficient financing to fund both its internal growth opportunities and acquisition strategy. More information about the potential risks and factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission at http://www.sec.gov.

Contact:
         Dragon International Group Corp.
         Phone:   1-877-CHINA-57
         Email:   info@drgg.net